EXHIBIT 99.1




                EQUITY INNS ANNOUNCES THIRD QUARTER 2004 RESULTS

          ***************************Highlights****************************
          -Third Quarter AFFO of $0.28 Per Diluted Share Gains 8% and Exceeds
           Analysts' Consensus Estimate -
          -Company Closes $157 Million in Acquisitions Year-to-Date; Pipeline is
           Robust -
          -Balance Sheet Remains Strong -

GERMANTOWN, Tenn., November 4, 2004 -- Equity Inns, Inc. (NYSE: ENN), a hotel real estate investment trust (REIT), today announced its results for the third quarter ended September 30, 2004.

Net income applicable to common shareholders for the third quarter 2004 was $2.5 million compared to net income of $256,000 in the third quarter 2003. Net income per diluted share increased 500% to $0.06 versus $0.01 in the third quarter 2003. The Company reported income from continuing operations for the third quarter 2004 of $4.4 million versus income from continuing operations of $4.3 million in the prior year quarter. Results for the third quarter 2003 included a $1.6 million deferred income tax benefit. At year-end 2003, the Company discontinued recording a deferred income tax benefit.

Net income applicable to common shareholders for the nine months ended September 30, 2004 was $818,000, or $0.02 per diluted share, compared to a net loss of $3.2 million, or ($0.08) per diluted share in the prior year period. The Company reported income from continuing operations for the nine-month period of $6.9 million versus income from continuing operations of $6.0 million in the prior year period. Results through the first nine months of 2003 included a $5.1 million deferred income tax benefit.

Financial Highlights for the Third Quarter and First Nine Months of 2004:

Adjusted funds from operations (AFFO) for the third quarter 2004 increased $2.1 million to $12.9 million, or $0.28 per diluted share, versus AFFO of $10.8 million, or $0.26 per diluted share, for the third quarter 2003. Equity Inns' third quarter AFFO increase stems primarily from the accretive effect of new acquisitions and a reduction in property taxes, rental expense and insurance. There were no differences between AFFO and FFO for the third quarter 2004. Adjusted EBITDA was $22.4 million in the third quarter 2004 versus $20.2 million in the same period last year. For the nine-months ended September 30, 2004, Equity Inns reported an 8.1% increase in AFFO per diluted share to $0.67 compared to $0.62 in the same period a year ago.

Third quarter 2004 revenue was $71.2 million, an increase of 12.7% from $63.2 million in the third quarter 2003. The improvement was driven by incremental revenue of $5.8 million from acquisitions completed year-to-date and an increase of $2.2 million from same-store hotel revenue. Hotel room revenue rose 12.6% to $67.8 million from $60.2 million a year ago. All comparable hotel revenue benefited from a 3.8% gain in hotel RevPAR due to a 2.9% increase in the

Company's average daily rate (ADR) and a 60 basis point increase in the occupancy rate to 73.4% from 72.8% a year ago. ADR rose to $81.21 from $78.89 in the third quarter of 2003. RevPAR increased 2.2% in July, 0.9% in August and climbed 9.0% in September, as compared to the same periods in the prior year. August and September trends reflect the fact that lodging related to the Labor Day weekend fell in September this year versus partially in August in the prior year. October continued strong with comparable hotel RevPAR increasing preliminarily to 7.6%.

Phillip H. McNeill, Sr., Chief Executive Officer, stated, "We are pleased with our third quarter results, which continues to demonstrate the success of our business strategy. Our 3.8% RevPAR gain in the third-quarter, our highest increase since the first quarter of 2001, produced an 8% increase in AFFO per diluted share."

Howard A. Silver, President and Chief Operating Officer added, "Our results were also buoyed by the exceptional performance of the nine hotels that we acquired from the McKibbon Group during the first half of 2004. These nine hotels generated a RevPAR increase of 7.5% in the third quarter, providing an early validation of our move to upgrade our hotel portfolio toward newer, premium brand properties in high growth markets. Year-to-date, we have closed on 16 hotels. When we complete the purchase of the additional four hotels from McKibbon that we announced on October 28, 2004, we will have closed $185 million in acquisitions, have 110 hotels, increased our room count by 16% with significantly newer properties and enhanced our revenue potential by over 20% as compared to the prior year. We are not only excited about the potential of these acquisitions to fuel future growth, but that the pipeline of similarly attractive properties is robust." Additional Third Quarter Events:

o Equity Inns reached an agreement to acquire five Hampton Inn hotels for $73.9 million. The properties will add 587 rooms in strong growth markets in Southern Florida, primarily in Palm Beach County. The average age of the hotels is five years old.

o The Company reached an agreement to acquire a Marriott Courtyard located in Dalton, Georgia and a Hilton Garden Inn located in Louisville, Kentucky for approximately $14.4 million. Both properties are five years old and will collectively add 205 rooms.

Recent Events:

o On October 19, 2004, the Company completed an offering of 5.25 million shares of its common stock, resulting in net proceeds to the Company of approximately $49.5 million. The proceeds were used to partially fund previously announced acquisitions, with the remainder used to reduce debt on the Company's $110 million line of credit. As part of this offering, there is a 30-day underwriting over-allotment of an additional 787,500 common shares.

o On October 21, 2004, Equity Inns completed a $40.6 million, 10-year secured loan related to the acquisition of five hotels in southern Florida discussed above. The loan bears a fixed interest rate of 5.64% per annum.

o On October 25, 2004 and November 2, 2004, Equity Inns announced that it completed the acquisition of seven hotels in two separate transactions. These deals were previously announced during the third quarter 2004 and are described above. The transactions were financed by the common stock offering of October 19, 2004, the 10-year secured loan on October 21, 2004 and the company's line of credit.

o On October 28, 2004, Equity Inns announced its intent to acquire four additional hotels from the McKibbon Group for $28.5 million, including the assumption of $13 million of debt. The Company plans to acquire two Marriott Courtyards located in Knoxville, Tennessee and Mobile, Alabama, a Residence Inn in Macon, Georgia, and a Springhill Suites in Asheville, North Carolina. The four hotels will collectively add 322 rooms and have an average age of seven years. The deal, which is subject to the completion of customary due diligence, is expected to contribute positively to 2005 FFO.

Mr. Silver added, "We are thrilled to further extend our relationship with the McKibbon Group. The nine hotels that we have acquired from them in 2004 have exceeded our expectations. The four additional hotels share the same attributes as the nine hotels already in our portfolio. The McKibbon group will continue to manage the four hotels for the next three years, with incentive-based management fees."

Mr. Silver concluded, "We will continue to opportunistically raise capital, but not just to let this capital sit idle. For instance, we deployed the proceeds of our October 19th equity offering within a month - the capital has been used to fund the seven hotel acquisitions that we closed at the end of October. We will always strive to efficiently and effectively put the capital to work to create long-term shareholder value. Our focus remains on maintaining a strong and flexible balance sheet."

Updates 2004 Guidance:

Based upon expectations for continued improvement in the upscale and mid-scale lodging sectors, recent acquisitions and divestitures, along with planned expense increases, the Company expects that 2004 EBITDA will be in the range of $75 million to $77 million. The Company also expects 2004 full year RevPAR increases will be in the range of 2.5% to 3.5% and now anticipates 2004 capital expenditures to range between $18 to $20 million.

As a result of these assumptions, management expects 2004 FFO to be in the range of $0.81 to $0.84 per diluted share, and net loss per share to be in the range of ($0.07) to ($0.03).

In addition, Equity Inns expects FFO to be in the range of $0.14 to $0.17 per diluted share in the fourth quarter 2004.

Capital Structure:

On September 30, 2004, Equity Inns had $375.2 million of long-term debt outstanding, which included $61 million drawn under its $110 million line of credit. The weighted average effective rate and life of the Company's debt was 7.3% and 4.3 years, respectively. The total debt represented 37.5% of the historical cost of hotels, remaining near a five-year low. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to 94.2% of total debt.

Dividend:

The level of Equity Inns' common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends. For the third quarter 2004, Equity Inns paid a $0.13 common dividend per share and $0.546875 preferred dividend per share. The cash available for distribution (CAD) payout ratio was 81% for the twelve-month period ended September 30, 2004.

Conference Call:

Equity Inns will hold a conference call and webcast to discuss the Company's third quarter 2004 results after the market close on November 4, 2004, at 4:30 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing (888) 394-8091 or for international participants
(973) 935-2403. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at http://www.equityinns.com/ and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website for seven days following the call. A recording of the call will also be available by telephone until midnight, Thursday, November 11, 2004, by dialing (877) 519-4471, or (973) 341-3080 for international participants. The pass code is 5220090.

Certain matters discussed in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws and involve risks and uncertainties. The words "may," "plan," "project," "anticipate," "believe," "estimate," "expect," "intend," "will," and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2004 and 2005 FFO and AFFO per diluted share. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operation and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, risks associated with our debt financing, hotel operating risks and numerous other factors, may affect our future results and performance and achievements. These risks and uncertainties are described in greater detail in our periodic filings with the United States Securities and Exchange Commission (SEC), including our Form 8-K dated March 11, 2004. We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Notes to Financial Information

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns organizational structure in its annual report on Form 10-K for the year ended December 31, 2003 as filed with the SEC.

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations (ii) Adjusted Funds From Operations, (iii) EBITDA, (iv) Adjusted EBITDA, (v) Cash Available for Distribution (CAD) and (vi) CAD Payout Ratio. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

FFO

The National Association of Real Estate Investment Trusts, or NAREIT, defines Funds From Operations, or FFO, as net income (loss) applicable to common shareholders excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per share basis after making adjustments for the effects of dilutive securities. Equity Inns uses FFO per share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. FFO is also used by management in the annual budget process.

Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per share may not be comparable to those measures reported by other companies.

Adjusted Funds From Operations

Equity Inns further adjusts FFO for losses on impairment of hotels held for sale, the loss on redemption of Series A preferred stock, the Company's non-cash deferred income tax valuation allowance and deferred income tax benefits. We refer to this as Adjusted Funds from Operations, or AFFO. The Company's computation of AFFO and AFFO per diluted share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful indicator of the operating performance of the Company's hotels by adjusting for the effects of certain non-cash or non- recurring items arising from the Company's financing activities, tax reporting and impairment charges on hotels held for sale. In addition to being used by management in the annual budget process, AFFO per share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based compensation.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries which the Company believes provides useful information to investors regarding its results of operations. EBITDA helps Equity Inns and its investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO, it is also used by management in the annual budget process.

Adjusted EBITDA

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-cash and non-recurring items described below assists the Company in measuring the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

The Company further adjusts EBITDA to exclude the effect of the gains and losses recorded on the disposition of assets, the loss on impairment of hotels held for sale and minority interests because it believes that including them in EBITDA is not consistent with reflecting the ongoing performance of the remaining assets.

Cash available for distribution (CAD)

Cash available for distribution (CAD) is defined as AFFO, adjusted for certain non-cash amortization and recurring capital expenditures equal to four percent of hotel room revenue from continuing operations. The Company computes the CAD Payout Ratio by dividing common dividends per share and units paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve equity holders' ability to understand the Company's ability to make distributions to its shareholders.

FFO, AFFO, FFO per Share, AFFO per Share, EBITDA, Adjusted EBITDA, CAD, and CAD Payout Ratio presented, may not be comparable to measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to non-REITs. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA and Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the EBITDA, Adjusted EBITDA and FFO per share presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO per share, AFFO per share, EBITDA and Adjusted EBITDA should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share and AFFO per share do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, ADR and average occupancy) are reported based on a quarter end. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 106 hotels with 13,186 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.


CONTACT: Equity Inns, Inc.
         Howard Silver, 901/754-7774
                    Or
         Integrated Corporate Relations, Inc.
         Brad Cohen, 203/682-8211

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)
                                   (unaudited)


                                                                           September 30,            December 31,
                                                                               2004                     2003
                                                                           -------------            ------------
ASSETS
Investment in hotel properties, net                                           $741,241                $681,478
Assets held for sale                                                                 -                  10,242
Cash and cash equivalents                                                       10,764                   8,201
Accounts receivable, net of doubtful accounts
    of $225 and $200, respectively                                               8,300                   5,069
Notes receivable, net                                                            4,306                   4,917
Deferred expenses, net                                                           8,983                   8,291
Deposits and other assets, net                                                  11,510                   6,083
                                                                              --------                --------

       Total assets                                                           $785,104                $724,281
                                                                              ========                ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                                $375,248                $329,774
Accounts payable and accrued expenses                                           31,245                  22,913
Distributions payable                                                            7,330                   6,939
Interest rate swaps                                                                566                     931
Minority interests in Partnership                                                7,761                   7,338
                                                                              --------                --------

       Total liabilities                                                       422,150                 367,895
                                                                             ---------                --------

Commitments and Contingencies

Shareholders' equity:

Preferred stock (Series B), 8.75%, $.01 par value, 10,000,000
  shares authorized, 3,450,000 shares issued and outstanding                    83,524                  83,524
Common stock, $.01 par value, 100,000,000
  shares authorized, 46,199,162 and 43,305,827
  shares issued and outstanding                                                    462                     433
Additional paid-in capital                                                     487,868                 463,691
Treasury stock, at cost, 747,600 shares                                         (5,173)                 (5,173)
Unearned directors' and officers' compensation                                  (1,610)                   (123)
Distributions in excess of net earnings                                       (201,551)               (185,035)
Unrealized loss on interest rate swaps                                            (566)                   (931)
                                                                              --------                --------

       Total shareholders' equity                                              362,954                 356,386
                                                                              --------                --------

       Total liabilities and shareholders' equity                             $785,104                $724,281
                                                                              ========                ========

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                                       For the Three Months Ended           For the Nine Months Ended
                                                            September 30,                          September 30,
                                                        2004            2003                 2004               2003
                                                       -------         -------             --------           --------
Revenue:
   Room revenue                                        $67,809         $60,191             $182,832           $168,401
   Other hotel revenue                                   3,289           2,934                8,976              8,385
   Other revenue                                           119             120                  327                483
                                                       -------         -------             --------           --------
       Total revenue                                    71,217          63,245              192,135            177,269

Operating expenses:
   Direct hotel expenses                                40,403          34,846              108,552             98,882
   Other hotel expenses                                  2,392           2,175                6,733              6,230
   Depreciation                                         10,263           9,583               29,596             28,751
   Property taxes, rental expense and insurance          4,412           4,589               13,131             13,817
   General and administrative expenses:
       Non-cash stock-based compensation                   162             128                  484                393
       Other general and administrative expenses         1,669           1,756                5,368              5,228
                                                       -------         -------             --------           --------
       Total operating expenses                         59,301          53,077              163,864            153,301

Operating income                                        11,916          10,168               28,271             23,968

Interest expense, net                                    7,391           7,343               21,285             22,666
                                                       -------         -------             --------           --------

Income from continuing operations before
   minority interests and income taxes                   4,525           2,825                6,986              1,302

   Minority interests expense                              (97)             (7)                 (52)                (9)
   Deferred income tax benefit                               -           1,454                    -              4,755
                                                       -------         -------             --------           --------

Income from continuing operations                        4,428           4,272                6,934              6,048

Discontinued operations:
   Gain (loss) on sale of hotel properties                   -             (53)                (320)             1,222
   Loss on impairment of hotels held for sale                -               -                    -             (3,556)
   Income (loss) from operations of
       discontinued operations                             (20)            132                 (136)               425
                                                       -------         -------             --------           --------
   Income (loss) from discontinued operations              (20)             79                 (456)            (1,909)
                                                       -------         -------             --------           --------

Net income                                               4,408           4,351                6,478              4,139
Loss on redemption of Series A preferred stock               -           2,408                    -              2,408
Preferred stock dividends                                1,887           1,687                5,660              4,953
                                                       -------         -------             --------           --------

Net income (loss) applicable to common
   shareholders                                        $ 2,521         $   256             $    818           $ (3,222)
                                                       =======         =======             ========           ========

Net income (loss) per share data:
Basic and diluted income (loss) per share:
   Continuing operations                               $  0.06         $  0.01              $  0.03           $  (0.03)
   Discontinued operations                               (0.00)           0.00                (0.01)             (0.05)
                                                       -------         -------              -------           --------

Net income (loss) per common share                     $  0.06         $  0.01              $  0.02           $  (0.08)
                                                       =======         =======              =======           ========

Weighted average number of common shares
   outstanding, basic and diluted                       45,453          40,555               44,482             40,539
                                                       =======         =======              =======           ========

         RECONCILIATION OF NET INCOME TO ADJUSTED FUNDS FROM OPERATIONS
                       AND CASH AVAILABLE FOR DISTRIBUTION
                                   (unaudited)

The following is a reconciliation of net income (loss) to FFO and AFFO, both applicable to common shareholders, and Cash Available for Distribution and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):


                                                                  For the Three                   For the Nine
                                                                  Months Ended                    Months Ended
                                                                  September 30,                   September 30,
                                                            ------------------------         -----------------------
                                                              2004            2003             2004            2003
                                                            -------          -------         -------         -------
Net income (loss) applicable to common
   shareholders                                             $ 2,521          $   256         $   818         $(3,222)
   Add:
     (Gain) loss on sale of hotel properties                      -               53             320          (1,222)
     Minority interests expense                                  97                7              52               9
     Depreciation                                            10,263            9,583          29,596          28,751
     Depreciation from discontinued operations                    -               80               -             816
                                                            -------          -------         -------         -------

Funds From Operations (FFO)                                  12,881            9,979          30,786          25,132

Loss on impairment of hotels held for sale                        -                -               -           3,556
Loss on redemption of Series A preferred stock                    -            2,408               -           2,408
Deferred income tax benefit                                       -           (1,454)              -          (4,755)
Deferred income tax benefit from discontinued
     operations                                                   -             (146)              -            (334)
                                                            -------          -------         -------         -------

Adjusted Funds From Operations (AFFO)                        12,881           10,787          30,786          26,007

Add:
   Amortization of debt issuance costs                          431              378           1,236           1,787
   Amortization of deferred expenses and
     unearned compensation                                      209              178             618             535
   Amortization from discontinued operations                      -                -               -               6

Capital reserves                                             (2,712)          (2,408)         (7,313)         (6,736)
                                                            -------          -------         -------         -------

Cash Available for Distribution                             $10,809          $ 8,935         $25,327         $21,599
                                                            =======          =======         =======         =======

Weighted average number of diluted common
   shares and Partnership units outstanding                  46,709           41,699          45,663          41,694
                                                            =======          =======         =======         =======

Funds From Operations per Share and Unit                    $  0.28          $  0.24         $  0.67         $  0.60
                                                            =======          =======         =======         =======

Adjusted Funds From Operations per Share
   and Unit                                                 $  0.28          $  0.26         $  0.67         $  0.62
                                                            =======          =======         =======         =======

Cash Available for Distribution per Share
   and Unit                                                 $  0.23          $  0.21         $  0.55         $  0.52
                                                            =======          =======         =======         =======

                 RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                                   (unaudited)


The following is a reconciliation of net income to Adjusted EBITDA (in thousands):


                                                         For the Three Months Ended        For the Nine Months Ended
                                                                September 30,                     September 30,
                                                         --------------------------        ------------------------
                                                          2004              2003              2004           2003
                                                         -------           -------          -------         -------
Net income                                               $ 4,407           $ 4,351          $ 6,478         $ 4,139

Add:
   Depreciation                                           10,263             9,583           29,596          28,751
   Depreciation from discontinued operations                   -                80                -             816
   Interest                                                7,391             7,343           21,285          22,666
   Interest from discontinued operations                       -               177               19             530
   Amortization of deferred expenses and
     unearned compensation                                   209               178              618             535
   Amortization from discontinued
     operations                                                -                 -                -               6
   Loss on impairment of hotels held for sale                  -                 -                -           3,556

Less:
   Deferred income tax benefit                                 -            (1,453)               -          (4,755)
   Deferred income tax benefit from
     discontinued operations                                   -              (146)               -            (334)
                                                         -------           -------          -------         -------

EBITDA                                                    22,270            20,113           57,996          55,910

Add:
   Minority interests expense                                 97                 7               52               9
   (Gain) loss on sale of hotel properties                     -                53              320          (1,222)
                                                         -------           -------          -------         -------

Adjusted EBITDA                                          $22,367           $20,173          $58,368         $54,697
                                                         =======           =======          =======         =======

                                Equity Inns, Inc.
                         Third Quarter Hotel Performance
             For the Three Months Ended September 30, 2004 and 2003
                               All Comparable (1)


                                                    RevPAR (2)                     Occupancy                         ADR
                                              ------------------------        --------------------           ----------------------
                               # of                         Variance                      Variance                         Variance
                              Hotels           2004         to 2003            2004       to 2003              2004        to 2003
                              ------          ------        ---------         ------      ---------           -------      ---------

Portfolio                        99           $59.61          3.8%             73.4%       0.6 pts.            $81.21         2.9%

Franchise
  AmeriSuites                    18           $53.53          3.8%             73.5%      -0.4 pts.            $72.79         4.3%
  Comfort Inn                     2           $61.22         -7.7%             70.1%      -8.3 pts.            $87.39         3.2%
  Courtyard                       5           $72.00          5.0%             75.2%       2.1 pts.            $95.74         2.0%
  Hampton Inn                    45           $50.51          3.8%             69.0%       0.6 pts.            $73.25         2.8%
  Holiday Inn                     4           $43.77          3.5%             65.3%       2.2 pts.            $67.07         0.0%
  Homewood Suites                 9           $82.20          7.1%             81.5%       3.8 pts.           $100.81         2.1%
  Residence Inn                  16           $81.29          2.6%             84.2%      -0.3 pts.            $96.58         2.9%

Region
  East North Central             14           $63.67          4.1%             73.3%       1.8 pts.            $86.92         1.6%
  East South Central             15           $51.07          4.3%             72.2%       2.0 pts.            $70.75         1.4%
  Middle Atlantic                 6           $84.59         -1.9%             76.2%      -5.8 pts.           $111.02         5.6%
  Mountain                       10           $55.14          7.0%             73.9%      -0.4 pts.            $74.64         7.5%
  New England                     5           $57.10         -6.8%             67.0%      -5.2 pts.            $85.26         0.5%
  Pacific Northwest               2           $94.84          7.5%             88.3%       3.1 pts.           $107.44         3.8%
  South Atlantic                 30           $58.67          5.7%             75.7%       1.8 pts.            $77.49         3.1%
  West North Central              7           $61.33          5.2%             77.4%       0.8 pts.            $79.25         4.1%
  West South Central             10           $47.98          3.1%             64.1%       0.7 pts.            $74.80         2.0%

Type
  All Suite                      18           $53.53          3.8%             73.5%      -0.4 pts.            $72.79         4.3%
  Extended Stay                  25           $81.68          4.5%             83.1%       1.4 pts.            $98.34         2.7%
  Full Service                    6           $52.60         -1.2%             65.0%      -2.2 pts.            $80.95         2.1%
  Limited Service                50           $51.95          4.0%             69.8%       0.9 pts.            $74.42         2.6%





(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owns at period end.

(2) RevPAR is calculated by taking the Company's average daily rate (ADR) times occupancy.

                                Equity Inns, Inc.
                    September Year-to-Date Hotel Performance
              For the Nine Months Ended September 30, 2004 and 2003
                               All Comparable (1)



                                                     RevPAR (2)                    Occupancy                            ADR
                                              -----------------------         ----------------------           --------------------
                               # of                         Variance                       Variance                        Variance
                              Hotels           2004         to 2003            2004        to 2003              2004       to 2003
                              ------          ------        --------          ------       --------            ------      --------

Portfolio                        99           $55.92          3.0%             69.7%       0.2 pts.            $80.17         2.6%

Franchise
  AmeriSuites                    18           $50.21          1.8%             68.8%      -2.1 pts.            $72.96         5.0%
  Comfort Inn                     2           $63.28          0.6%             72.5%       0.2 pts.            $87.26         0.4%
  Courtyard                       5           $70.48          4.4%             75.2%       0.1 pts.            $93.78         4.2%
  Hampton Inn                    45           $46.86          2.6%             65.1%       0.4 pts.            $71.96         2.0%
  Holiday Inn                     4           $40.22          6.2%             60.8%       4.6 pts.            $66.21        -1.8%
  Homewood Suites                 9           $80.06          5.5%             78.5%       2.2 pts.           $102.02         2.6%
  Residence Inn                  16           $74.16          2.0%             80.2%       0.0 pts.            $92.47         2.0%

Region
  East North Central             14           $53.66         -0.1%             63.3%      -0.9 pts.            $84.82         1.3%
  East South Central             15           $48.29          1.1%             68.4%      -0.2 pts.            $70.64         1.3%
  Middle Atlantic                 6           $72.06         -0.4%             72.7%      -1.4 pts.            $99.10         1.6%
  Mountain                       10           $56.45          4.3%             72.1%      -1.3 pts.            $78.26         6.1%
  New England                     5           $53.20         -4.1%             63.3%      -2.3 pts.            $84.04        -0.6%
  Pacific Northwest               2           $80.37          7.2%             78.3%       1.4 pts.           $102.62         5.3%
  South Atlantic                 30           $58.15          5.9%             74.6%       1.4 pts.            $77.98         3.9%
  West North Central              7           $53.22          6.2%             69.0%       2.4 pts.            $77.15         2.5%
  West South Central             10           $49.58          3.0%             65.3%       1.2 pts.            $75.87         1.0%

Type
  All Suite                      18           $50.21          1.8%             68.8%      -2.1 pts.            $72.96         5.0%
  Extended Stay                  25           $76.67          3.6%             79.5%       0.9 pts.            $96.47         2.3%
  Full Service                    6           $52.99          3.9%             65.6%       2.4 pts.            $80.78         0.2%
  Limited Service                50           $48.16          2.8%             65.9%       0.4 pts.            $73.11         2.1%





(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owns at period end.

(2) RevPAR is calculated by taking the Company's average daily rate (ADR) times occupancy.